EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For information contact:
Edward R. (Jack) Cameron (CEO)
(952) 930-9000

Richard G. Cinquina
Equity Market Partners
(904) 415-1415

Appliance Recycling Centers of America Files Application

For Listing on Nasdaq Capital Market

Minneapolis, MN—December 8, 2005—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it has submitted an application to be listed on the Nasdaq Capital Market.

Nasdaq’s review process typically takes 6 to 8 weeks, and while ARCA currently satisfies all of Nasdaq’s listing requirements, no assurance can be given that its application will be approved.  Pending Nasdaq’s decision, ARCA will continue to trade on the Over-the-Counter Bulletin Board.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “We believe that a Nasdaq Capital listing will enable us to raise ARCA’s visibility and credibility among investors.  Since certain institutions and brokers are restricted from investing in or trading Bulletin Board stocks, a Nasdaq listing can help us enlarge our investor base.  In this way, we are seeking to generate additional value for ARCA’s shareholders.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.

ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of December 2005, ApplianceSmart was operating 13 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in San Antonio, Texas and one in Los Angeles.  ARCA is also the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the speed at which individual ApplianceSmart outlets reach profitability, the growth of appliance retail sales, the strength of energy conservation recycling programs, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.